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                                                                    Exhibit 12.2
                        SARA LEE CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (IN MILLIONS EXCEPT RATIOS)
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                                                                  Thirteen Weeks Ended
                                                                -------------------------
                                                                Sept. 27,      Sept. 28,
                                                                  1997           1996
                                                                ----------     ----------
Fixed charges and preferred stock dividend requirements:
   Interest expense                                             $       48     $       54
   Interest portion of rental expense                                   16             17
                                                                ----------     ----------

   Total fixed charges before capitalized interest
      and preferred stock dividend requirements                         64             71
   Capitalized interest                                                  4              2
   Preferred stock dividend requirements (1)                             7             10
                                                                ----------     ----------

     Total fixed charges and preferred stock
        dividend requirements                                   $       75     $       83
                                                                ----------     ----------
                                                                ----------     ----------


Earnings available for fixed charges and preferred
      stock dividend requirements:
   Income before income taxes                                   $      326     $      303
   Less undistributed income in minority-owned companies                (1)            (2)
   Add minority interest in majority-owned subsidiaries                  7              8
   Add amortization of capitalized interest                              6              6
   Add fixed charges before capitalized interest and
      preferred stock dividend requirements                             64             71
                                                                ----------     ----------

      Total earnings available for fixed charges and
         preferred stock dividend requirements                  $      402     $      386
                                                                ----------     ----------
                                                                ----------     ----------


Ratio of earnings to fixed charges and preferred stock
       dividend requirements                                           5.4            4.7
                                                                ----------     ----------
                                                                ----------     ----------
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(1) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.
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